Exhibit 99.1

Pyxus International, Inc.	Tel: 919 379 4300
6001 Hospitality Court	Fax: 919 379 4346
Suite 100	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Tomas Grigera
(919) 379-4300
Pyxus International, Inc. Reports Fourth Quarter and Fiscal Year 2023 Results
Announces Guidance for Fiscal Year 2024

Morrisville, NC – June 6, 2023 – Pyxus International, Inc. (OTC Pink: PYYX) ("Pyxus," the "Company," "we," or "our"), a global value-added agricultural company, today announced results for its fourth quarter and fiscal year ended March 31, 2023.
Highlights
•In February 2023, the Company successfully completed an exchange of its existing long-term debt with varying maturity dates for new long-term debt with maturity dates in 2027.
•Sales and other operating revenues were $1,914.9 million, up $275.0 million or 16.8% from the prior fiscal year.
•Average gross profit per kilo increased 13.0% primarily due to product mix in Asia and customer mix in North America.
•Operating income increased $52.1 million to $93.8 million from the prior year.
•Net loss attributable to Pyxus International, Inc. was $39.1 million, improving $43.0 million or 52.4% from the prior fiscal year.
•Adjusted EBITDA* increased $32.1 million or 25.3% to $158.8 million.
•Cash and cash equivalents was $136.7 million, down $62.1 million, as of March 31, 2023 from the prior fiscal year end, while net debt decreased by $3.9 million to $864.3 million.
•For the full 2024 fiscal year, Pyxus expects sales to be between $1.9 billion and $2.1 billion and adjusted EBITDA to be between $155 million and $180 million.

*Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization ("Adjusted EBITDA") is not a measure of results under generally accepted accounting principles in the United States. Adjusted EBITDA expected for fiscal 2024 is calculated in a manner consistent with Adjusted EBITDA for historical periods as presented in the reconciliation tables included in this press release. Because of the forward-looking nature of the estimated range of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

"Our teams achieved strong results for the fiscal year as we exceeded our most-recent adjusted EBITDA guidance, improved our leverage ratios, and aggressively managed our working capital to improve both our operating and free cash flow," said Pieter Sikkel, Pyxus' President and CEO. "We experienced the third consecutive year of La Niña weather patterns, which limited tobacco supplies and increased tobacco costs by as much as 50% in some of our markets. Inflationary tobacco costs, increasing interest rates, and lingering geopolitical issues added to a complicated crop year. We successfully overcame these challenges, growing revenue for the full year by 16.8% to $1.9 billion, improving our GAAP earnings results by $43.0 million, increasing EBITDA to $158.8 million, accelerating our operating cycle, and improving gross margin per kilo by 13.0% to $0.61.

"We offset reduced production in certain markets by sourcing tobacco from our global network of farmers around the world to meet our customers' demand for sustainably grown compliant leaf in a short crop year. Uncommitted inventory at year-end was $19.0 million, which reflects the short-supply and high-demand environment we operated in during fiscal 2023.

"We also strengthened the Company's balance sheet and improved our credit profile during fiscal year 2023. Our leverage ratios have continued to improve over the last three years. In fiscal year 2023, our net-debt-to-adjusted-EBITDA ratio improved to 5.4, a significant improvement from a net-debt-to-adjusted-EBITDA ratio of 6.9 in 2022. At the same time, we improved interest coverage to 1.3 times compared to 1.1 times in 2022," added Sikkel. "The capital teams managed our cash flows and working capital to provide access to liquidity and improve our free cash flow while reducing total debt by $65.9 million.

"The successful exchange transactions completed in February resulted in the exchange of $580.0 million of the Company’s secured debt. This provides us relief from several restrictive covenants, adds to our financial flexibility, and extends near-term maturities to December 2027, with holders of 100% of the secured term loans and 93% of our senior notes participating in the exchange.

"Throughout the fiscal year, we continued the integration of our environmental, social, and governance ("ESG") framework into our business strategy and day-to-day operations. These efforts improve the livelihoods of our contracted farmers and the communities in which we operate, deliver value to our investors and customers as they work to achieve their own ESG targets, help mitigate risk and create operational efficiencies for our business while complying with the rapidly evolving regulatory landscape, and provide us the opportunity to transform people's lives around the globe."

2024 Guidance
Looking forward, the Company expects the momentum created this year to continue through fiscal year 2024. Current projections reflect a partial recovery of the tobacco supply compared to last year and continued strength in demand and pricing. For the full 2024 fiscal year, Pyxus expects sales to be between $1.9 billion and $2.1 billion and adjusted EBITDA to be between $155 million and $180 million.
Performance Summary for Fiscal Year Ended March 31, 2023
Sales and other operating revenues increased $275.0 million, or 16.8%, to $1,914.9 million for the year ended March 31, 2023 from $1,639.9 million for the year ended March 31, 2022. This increase was due to a 16.2% increase in average price per kilo driven by higher tobacco prices and a 1.8% increase in kilo volume primarily from Asia.

Cost of goods and services sold increased $241.1 million, or 17.1%, to $1,653.9 million for the year ended March 31, 2023 from $1,412.8 million for the year ended March 31, 2022. This increase was driven by a 16.7% increase in average cost per kilo primarily due to undersupply conditions and inflation.

Gross profit as a percent of sales decreased to 13.6% for the year ended March 31, 2023 from 13.8% for the year ended March 31, 2022. Average gross profit per kilo increased 13.0% primarily due to product mix in Asia and customer mix in North America.

Selling, general, and administrative expenses increased $9.5 million, or 6.7%, to $151.5 million for the year ended March 31, 2023 from $142.0 million for the year ended March 31, 2022. This increase was primarily due to increased accrued bonus compensation, costs incurred in conjunction with the debt exchange transactions, the normalization of travel expenses post-COVID, and rising healthcare costs. These increases were partially offset by lower legal and professional service fees driven by strategic cost cutting initiatives.

Operating income of $93.8 million for the year ended March 31, 2023 increased $52.1 million, or 124.9%, from operating income of $41.7 million for the year ended March 31, 2022. This increase was mainly due to higher leaf sales and other operating revenues and increased average leaf gross margin per kilo.

Other expense, net increased $7.9 million, or 254.8%, to $11.0 million for the year ended March 31, 2023 from $3.1 million for the year ended March 31, 2022. This increase was primarily due to higher utilization of securitization facilities.

Goodwill impairment charges of $32.2 million for the year ended March 31, 2022 were from the full write-off of the carrying value of goodwill for each of the Company's reporting units.

Income tax expense increased $21.5 million, or 170.6%, to $34.1 million for the year ended March 31, 2023 from $12.6 million for the year ended March 31, 2022. This increase was primarily due to $20.8 million of non-recurring expense associated with a valuation allowance for deferred assets recognized in conjunction from the debt exchange transactions, completed in February 2023.

Liquidity and Capital Resources
The Company’s liquidity requirements are affected by various factors including crop seasonality, foreign currency and interest rates, green tobacco prices, customer mix, crop size and quality. The following table summarizes the Company’s cash and available credit:

(in millions)	March 31, 2023	March 31, 2022
Cash and cash equivalents	$136.7	$198.8
ABL Credit Facility (availability)	75.0	10.0
Foreign seasonal lines of credit (availability)	332.3	287.2
Other long-term debt	0.1	0.4
Letters of credit	6.9	4.5
Total	$551.0	$500.9

Financial Results Investor Call
The Company will hold a conference call to report financial results for the period ended March 31, 2023, on June 6, 2023 at 9:00 A.M. ET. The dial-in number for the call is (646) 960-0369 or (888) 350-3452 if outside the U.S., using conference ID 2624736. Those seeking to listen to the call may access a live broadcast on the Pyxus website. Please visit www.pyxus.com 15 minutes in advance to register.
For those who are unable to listen to the live event on June 6, 2023, a telephonic replay of the conference call will be available by dialing (647) 362-9199 or (800) 770-2030 and entering the access code 2624736.
Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus International and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.
Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this report regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are based on current expectations of future events, may be identified by the use of words such as "strategy," "expects," "continues," "plans," "anticipates," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. These statements also may be identified by the fact that they do not relate strictly to historical or current facts. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. These risks and uncertainties include those discussed in our Annual Report on Form 10-K for the year ended March 31, 2022, our most recent Quarterly Report on Form 10-Q, and in our other filings with the Securities and Exchange Commission. These risks and uncertainties include: our reliance on a small number of significant customers; continued vertical integration by our customers; global shifts in sourcing customer requirements; shifts in the global supply and demand position for tobacco products; variation in our financial results due to growing conditions, customer indications and other factors; loss of confidence in us by our customers, farmers and other suppliers; migration of suppliers who have historically grown tobacco and from whom we have purchased tobacco toward growing other crops; risks related to our advancement of inputs to tobacco suppliers to be settled upon the suppliers delivering us unprocessed tobacco at the end of the growing season; risks that the tobacco we purchase directly from suppliers will not meet our customers’ quality and quantity requirements; weather and other environmental conditions that can affect the marketability of our inventory; international business risks, including unsettled political conditions, uncertainty in the enforcement of legal obligations, including the collection of accounts receivable, fraud risks, expropriation, import and export restrictions, exchange controls, inflationary economies, currency risks and risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of foreign subsidiaries; many of our operations are located in jurisdictions that pose a high risk of potential violations of the Foreign Corrupt Practices Act; impacts of international sanctions on our ability to sell or source tobacco in certain regions; exposure to foreign tax regimes in which the rules are not clear, are not consistently applied and are subject to sudden change; fluctuations in foreign currency exchange and interest rates; competition with the other primary global independent leaf tobacco merchant and independent leaf merchants; disruption, failure or security breaches of our information technology systems; continued high inflation; we have identified material weaknesses related to our internal controls in certain prior years, and there can be no assurance that material weaknesses will not be identified in the future; regulations regarding environmental matters; risks related to our capital structure, including risks related to our significant debt and our ability to continue to finance our non-U.S. local operations with uncommitted short-term operating credit lines at the local level; our ability to continue to access capital markets to obtain long-term and short-term financing; potential failure of foreign banks in which our subsidiaries maintain deposits or the failure by such banks to transfer funds or honor withdrawals; the risk that, because our ability to generate cash depends on many factors beyond our control, we may be unable to generate the significant amount of cash required to service our indebtedness; our ability to refinance our current credit facilities at the same availability or at similar interest rates; failure to achieve our stated goals, which may adversely affect our liquidity; developments with respect to our liquidity needs and sources of liquidity; the volatility and disruption of global credit markets; failure by counterparties to derivative transactions to perform their obligations; increasing scrutiny and changing expectations from governments, as well as other stakeholders such as investors and customers, with respect to our environmental, social and governance policies, including sustainability policies; inherent risk of exposure to product liability claims, regulatory action and litigation facing our e-liquids business if its products are alleged to have caused significant loss, injury, or death; certain shareholders have the ability to exercise controlling influence on various corporate matters; reductions in demand for consumer tobacco products; risks and uncertainties related to effects from the COVID-19 pandemic, including shipping constraints, labor shortages and supply-chain impacts; legislative and regulatory initiatives that may reduce consumption of consumer tobacco products and demand for our services and increase regulatory burdens on us or our customers; government actions that significantly affect the sourcing of tobacco, including governmental actions to identify and assess crop diversification initiatives and alternatives to leaf tobacco growing in countries whose economies depend upon tobacco production; governmental investigations into, and litigation concerning, leaf tobacco industry buying and other payment practices; and impact of potential regulations to prohibit the sale of cigarettes in the United States other than low-nicotine cigarettes. The Company does not undertake to update any forward-looking statements that it may make from time to time except to the extent required by law.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). They include EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow, and Net Debt. Tables showing the reconciliation of historical non-GAAP financial measures are attached to the release. The range of Adjusted EBITDA anticipated for fiscal year ending March 31, 2024 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables. Because of the forward-looking nature of the estimated range of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

About Pyxus International, Inc.
Pyxus International, Inc. is a global agricultural company with 150 years of experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxus.com.

Consolidated Statements of Operations

(in thousands, except per share data)	Three months ended March 31, 2023	Three months ended March 31, 2022	Year Ended March 31, 2023	Year Ended March 31, 2022
Sales and other operating revenues	$407,145	$483,429	$1,914,881	$1,639,862
Cost of goods and services sold	342,003	415,772	1,653,864	1,412,805
Gross profit	65,142	67,657	261,017	227,057
Selling, general, and administrative expenses	44,837	36,016	151,531	142,021
Other expense, net	1,917	1,239	11,023	3,102
Restructuring and asset impairment charges	305	379	4,685	8,031
Goodwill impairment	—	32,186	—	32,186
Operating income (loss)	18,083	(2,163)	93,778	41,717
Loss on deconsolidation/disposition of subsidiaries	—	1,176	648	10,701
Loss on pension settlement	—	—	2,588	—
Debt retirement expense	—	1,997	—	1,997
Interest expense, net	27,515	25,563	113,164	108,383
Loss before income taxes and other items	(9,432)	(30,899)	(22,622)	(79,364)
Income tax expense	18,317	3,398	34,127	12,640
Income from unconsolidated affiliates, net	7,804	3,951	18,512	9,950
Net loss	(19,945)	(30,346)	(38,237)	(82,054)
Net income attributable to noncontrolling interests	663	484	904	65
Net loss attributable to Pyxus International, Inc.	$(20,608)	$(30,830)	$(39,141)	$(82,119)

Loss per share:
Basic and Diluted	$(0.83)	$(1.23)	$(1.57)	$(3.28)

Consolidated Balance Sheets

(in thousands)	March 31, 2023	March 31, 2022
Assets
Current assets
Cash and cash equivalents	$136,733	$198,777
Restricted cash	2,176	2,148
Trade receivables, net	185,351	247,677
Other receivables	17,387	12,511
Inventories, net	775,071	749,427
Advances to suppliers, net	42,305	48,932
Recoverable income taxes	5,815	7,906
Prepaid expenses	37,555	34,817
Other current assets	18,172	25,452
Total current assets	1,220,565	1,327,647
Restricted cash	—	389
Investments in unconsolidated affiliates	100,750	95,420
Other intangible assets, net	38,572	45,061
Deferred income taxes, net	6,662	6,498
Long-term recoverable income taxes	2,863	4,588
Other noncurrent assets	43,761	45,424
Right-of-use assets	35,892	35,979
Property, plant, and equipment, net	133,398	137,521
Total assets	$1,582,463	$1,698,527

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable to banks	$382,544	$378,612
Accounts payable	170,287	179,012
Advances from customers	42,472	52,998
Accrued expenses and other current liabilities	92,693	82,239
Income taxes payable	18,264	5,592
Operating leases payable	8,723	8,065
Current portion of long-term debt	75	107,856
Total current liabilities	715,058	814,374
Long-term taxes payable	4,978	6,703
Long-term debt	618,430	580,477
Deferred income taxes	9,900	11,670
Liability for unrecognized tax benefits	14,175	14,401
Long-term leases	25,581	28,604
Pension, postretirement, and other long-term liabilities	52,511	60,927
Total liabilities	1,440,633	1,517,156
Commitments and contingencies
Stockholders’ equity
Common stock—no par value:
250,000 authorized shares and 25,000 issued and outstanding for all periods	390,290	390,290
Retained deficit	(257,954)	(218,813)
Accumulated other comprehensive income	5,515	3,804
Total stockholders’ equity of Pyxus International, Inc.	137,851	175,281
Noncontrolling interests	3,979	6,090
Total stockholders' equity	141,830	181,371
Total liabilities and stockholders' equity	$1,582,463	$1,698,527

Segment Results

Years Ended March 31, 2023 and 2022

	Year Ended March 31, 2023	Year Ended March 31, 2022	Change
(in thousands, except per kilo amounts)			$	%
Leaf:
Product revenues	$1,812,170	$1,531,805	280,365	18.3
Tobacco costs	1,474,041	1,233,700	240,341	19.5
Transportation, storage, and other period costs	98,890	92,200	6,690	7.3
Total cost of goods sold	1,572,931	1,325,900	247,031	18.6
Product revenue gross profit	239,239	205,900	33,339	16.2
Product revenue gross profit as a percent of sales	13.2%	13.4%

Kilos sold	387,824	381,000	6,824	1.8
Average price per kilo	$4.67	$4.02	0.65	16.2
Average cost per kilo	4.06	3.48	0.58	16.7
Average gross profit per kilo	0.61	0.54	0.07	13.0

Processing and other revenues	88,388	95,433	(7,045)	(7.4)
Processing and other revenues costs of services sold	64,001	65,900	(1,899)	(2.9)
Processing and other gross margin	24,387	29,500	(5,113)	(17.3)

All Other:
Sales and other operating revenues	$14,323	$12,624	1,699	13.5
Cost of goods and services sold	16,932	21,000	(4,068)	(19.4)
Gross loss	(2,609)	(8,400)	5,791	(68.9)

Reconciliation of Certain Non-GAAP Financials Measures (1) (Unaudited)

	Three Months Ended		Fiscal Year Ended
(in thousands)	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
Net loss attributable to Pyxus International, Inc.	$(20,608)	$(30,830)	$(39,141)	$(82,119)
Plus: Interest expense	28,654	26,668	118,458	111,043
Plus: Income tax expense	18,317	3,398	34,127	12,640
Plus: Depreciation and amortization expense	4,459	4,693	19,137	16,676
EBITDA (1)	30,822	3,929	132,581	58,240
Plus: Reserves for doubtful customer receivables	555	1,136	426	4,404
Plus: Other expense, net	1,917	1,858	11,023	3,349
Plus: Restructuring and asset impairment charges (2)	305	379	6,160	8,031
Plus: Goodwill impairment	—	31,814	—	32,186
Plus: Debt restructuring (3)	4,783	264	5,496	3,550
Plus: Pension retirement expense (4)	—	—	2,724	—
Plus: Development of and exit from non-leaf-tobacco businesses (5)	16	1,283	713	13,589
Plus: Other adjustments (6)	237	2,405	(316)	3,347
Adjusted EBITDA (1)	$38,635	$43,068	$158,807	$126,696

Total debt			$1,001,049	$1,066,945
Less: Cash			136,733	198,777
Net debt (1)			$864,316	$868,168
Net debt /Adjusted EBITDA (1)			5.44x	6.85x

Adjusted EBITDA (1)			$158,807	$126,696
Interest expense			118,458	111,043
Interest coverage			1.34x	1.14x

Net cash used in operating activities	(27,223)	(13,934)	(137,822)	(198,765)
Capital expenditures	(6,376)	(2,626)	(16,307)	(14,827)
Collections from beneficial interests in securitized trade receivables (7)	42,624	34,214	165,262	189,440
Free Cash Flow (1)	$9,025	$17,654	$11,133	$(24,152)
Plus: Interest expense	28,654	26,668	118,458	111,043
Plus: Income tax expense	18,317	3,398	34,127	12,640
Adjusted Free Cash Flow (1)	$55,996	$47,720	$163,718	$99,531
(1)Earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), Free Cash Flow, Adjusted Free Cash Flow, and Net Debt are not measures of results of operations, cash flows from operations or indebtedness under generally accepted accounting principles in the United States ("U.S. GAAP") and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow, and Net Debt to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported amounts. This presentation enables readers to better compare our results to similar companies that may not incur the impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results or operating cash flows and these lists are not intended to present all items that may have impacted these items. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow, Net Debt, and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Free Cash Flow as presented may not equal column or row totals due to rounding.
(2)Amounts incurred during the three and twelve months ended March 31, 2023 included employee separation and asset impairment charges primarily related to the restructuring of certain non-leaf agriculture operations and related inventory write-offs classified within cost of goods and services sold in the Company's condensed consolidated statements of operations.
(3)Amounts incurred during the three and twelve months ended March 31, 2023 included legal and professional fees incurred in connection with the debt exchange transactions completed in February 2023 and with the amendment and extension of the delayed-draw term loan. Amounts incurred during the fiscal year ended March 31, 2022 included consulting fees incurred in connection with the implementation of process improvements required in connection with the Company's delayed-draw term loan credit facility established in the prior fiscal year
(4)During the twelve months ended March 31, 2023, the Company settled benefits with vested participants in the U.S. defined benefit pension plan ("U.S. Pension Plan") that elected a lump-sum payout and made a cash contribution to fully fund the U.S. Pension Plan's liabilities in preparation to purchase a group annuity contract to administer future payments to the remaining U.S. Pension Plan participants. This adjustment includes pension settlement charges incurred during the twelve months ended March 31, 2023 and were classified as loss on pension settlement expense and selling, general, and administration expenses in the Company's condensed consolidated statements of operations.
(5)Includes the aggregate amount of certain items related to the Company's development of and subsequent exits from its non-leaf-tobacco businesses (that is, the production and sale of legal cannabis in Canada, the production and sale of industrial hemp products, including CBD extracted from industrial hemp, and the production and sale of tobacco e-liquids) to the extent such items are included in the Company's consolidated results of operations, which includes all items separately reported for such businesses in the presentation by the Company of its adjusted EBITDA in prior periods. Such items include, to the extent reflected in consolidated results, the adjusted EBITDA of the Canadian cannabis and industrial hemp operations otherwise calculated on the same basis as Adjusted EBITDA is presented in this table, loss incurred on the deconsolidation or disposition of certain of these non-leaf tobacco businesses, as applicable, and write-offs of inventory and equipment related to certain of these businesses.
(6)Includes the following items: (i) the addition of amortization of basis difference related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014, (ii) the subtraction of the Adjusted EBITDA of the Company's former green leaf sourcing operation in Kenya, which is calculated on the same basis as Adjusted EBITDA presented in this table (in fiscal year 2016 the Company decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program), (iii) the addition of debt retirement expense, and (iv) the subtraction of a one time interest receipt related to a legal settlement in South America.
(7)Represents cash receipts from the beneficial interests in sold receivables under the Company's accounts receivable securitization programs and were classified as investing activities within the consolidated statements of cash flows.